CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 26 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated November 8, 1996 and November 25, 1996, relating to the financial statements and financial highlights appearing in the September 30, 1996 and October 31, 1996 Annual Report to Shareholders, respectively, of the IDEX Series Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading Financial Highlights in the Prospectus and under the heading Legal Counsel and Auditors in the Statement of Additional Information.

/S/

PRICE WATERHOUSE LLP
Kansas City, Missouri
July 11, 1997





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